Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Inergy Holdings, LLC

We have audited the accompanying balance sheet of Inergy GP, LLC as of September 30, 2004. This balance sheet is the responsibility of Inergy Holdings, LLC’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Inergy GP, LLC at September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

December 16, 2004

INERGY GP, LLC

BALANCE SHEET

September 30, 2004
ASSETS
Current assets:
Cash	$1,000

Total assets	$1,000

OWNER’S EQUITY
Owner’s equity	$1,000

Total owner’s equity	$1,000

See accompanying note.

INERGY GP, LLC

NOTE TO BALANCE SHEET

1. Nature of Operations

Inergy GP, LLC is a Delaware limited liability company formed on March 2, 2001 to become the managing general partner of Inergy, L.P. Inergy GP, LLC is a wholly-owned subsidiary of Inergy Holdings, LLC. Inergy GP, LLC owns a non-economic managing general partner interest in Inergy, L.P.

On March 2, 2001, Inergy Holdings, LLC contributed $1,000 to Inergy GP, LLC in exchange for a 100% ownership interest.

On March 7, 2001, Inergy GP, LLC received a managing general partner interest in Inergy, L.P. There have been no other transactions involving Inergy GP, LLC as of and through the year ended September 30, 2004 other than reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Inergy, L.P in connection with operating the Inergy, L.P. business. These costs totaled approximately $2.9 million for the year ended September 30, 2004.